CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
             ABACUS RESEARCH AND DEVELOPMENT, INC.


     Abacus Research and Development, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

          FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

     Six Million (6,000,000) shares of common stock with a par value of One mil ($.001) each amounting to Six Thousand Dollars ($6,000.00).

        SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Clifford T. Matthews this 20th day of March, 2001.

                              /s/Clifford T. Matthews
                              _____________________________________
                              Clifford T. Matthews, President